                                                                     Exhibit (i)



                                                                      APPENDIX A

                                  AMENDMENT TO
                              AMENDED AND RESTATED
                       AGREEMENT OF LIMITED PARTNERSHIP OF
                      HIGH EQUITY PARTNERS L.P. - SERIES 86

            The amended and restated agreement of limited partnership (the "Agreement") of High Equity Partners L.P. - Series 86, a Delaware limited partnership, is hereby amended as follows:

      1. Paragraph 9.4 of the Agreement is amended in its entirety to read as follows:

                        9.4 Partnership Asset Management Fee. As compensation
                  for services rendered in managing the affairs of the Partnership, the Administrative General Partner shall be entitled to receive the Partnership Asset Management Fee, which shall be an amount per annum equal to 1.25% of the Gross Asset Value of the Partnership as of the last day of the period in respect of which the Partnership Asset Management Fee is payable (which amount shall be prorated for any partial year) (it being understood that, notwithstanding anything to the contrary in this Paragraph 9.4, the Partnership Asset Management Fee payable for calendar year 1999 shall be $312,139 less than an amount equal to 1.05% of Invested Assets). The Partnership Asset Management Fee shall be paid quarterly. For purposes of this Paragraph 9.4, the term "Gross Asset Value" on a particular date means the gross asset value of all assets owned by the Partnership on that date, as determined by an appraisal of such assets by an independent appraiser of national reputation selected by the General Partners.

      2. Paragraph 9.1 of the Agreement is amended by adding a new Paragraph
9.1.4 to read as follows:

                        9.1.4 If the Partnership is liquidated prior to December
                  31, 2008, the General Partners shall, at the time of the liquidation, and in lieu and satisfaction of all other obligations the General Partners and their affiliates might then or thereafter have under or by reason of Paragraph 9 hereof, pay the Partnership an amount (the "Fee Give Back Amount") equal to $2,861,277 (the "Original Fee Give Back Amount"), reduced by 10% of the Original Fee Give Back Amount for each full calendar year after 1998, and prorated for any calendar year in which such liquidation occurs other than on December 31 of that year. If the Partnership is liquidated on or after December 31, 2008, neither the General Partners nor their affiliates shall have any liability or obligation to pay any Fee Give Back Amount. For purposes of this Paragraph 9.1.4, the term "liquidation" means a sale of all or substantially all the property owned by the Partnership for cash or property that is distributed to the Partners, but does not include any transaction in which the Partnership is reorganized into a separate, publicly traded real estate investment trust or other entity whose shares are listed on a national securities exchange or on the NASDAQ National Market System (a "Reorganization") and, in addition, does not include any transaction following a Reorganization, whether by the successor to the Partnership in the Reorganization or otherwise. For the avoidance of doubt, it is hereby understood and agreed that, following a Reorganization, the General Partners and their affiliates shall have no liability or obligation to pay any Fee Give Back Amount.

      3. Except as otherwise provided above, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of ___________, 1999.

                                          GENERAL PARTNERS:


                                          RESOURCES HIGH EQUITY, INC.

                                          By:___________________________________


                                          RESOURCES CAPITAL CORP.

                                          By:___________________________________


                                          PRESIDIO AGP CORP.

                                          By:    _______________________________